Exhibit 4.5

EXECUTION VERSION

WARRANT TO PURCHASE CLASS A COMMON STOCK

NONE OF THIS INSTRUMENT, THE SECURITIES REPRESENTED BY THIS INSTRUMENT OR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE APPLICABLE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT OR SUCH LAWS.

THIS INSTRUMENT, THE SECURITIES REPRESENTED BY THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH HEREIN AND IN THE AGREEMENTS CONTEMPLATED HEREBY, INCLUDING THE TRANSFER RESTRICTIONS AGREEMENT, DATED AS OF APRIL 17, 2020, BETWEEN THE ISSUER OF THESE SECURITIES AND THE INVESTORS REFERRED TO HEREIN, A COPY OF WHICH IS ON FILE WITH THE ISSUER. THIS INSTRUMENT, THE SECURITIES REPRESENTED BY THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH THIS INSTRUMENT AND SUCH AGREEMENTS. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH THIS INSTRUMENT AND SUCH AGREEMENTS WILL BE VOID. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED SALE OR TRANSFER IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT No. 1

to purchase

495,925 Shares of Class A Common Stock

Airbnb, Inc.

a Delaware Corporation

Issue Date: April 17, 2020

1.    Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated.

“Affiliate” has the meaning given to such term in the Investor Rights Agreement.

“Appraisal Procedure” means a procedure whereby two independent appraisers, one chosen by the Corporation and one by the Warrantholder (or if there is more than one Warrantholder, a majority in interest of Warrantholders), shall mutually agree upon the determinations then the subject of appraisal. Each party shall deliver a notice to the other appointing its appraiser within 15 days after the Appraisal Procedure is invoked. If within 30 days after appointment of the two appraisers they are unable to agree upon the amount in question, a third independent appraiser shall be chosen within 10 days thereafter by the mutual consent of such first two appraisers or, if such two first appraisers fail to agree upon the appointment of a third appraiser, such appointment shall be made by the American Arbitration Association, or any organization successor thereto, from a panel of arbitrators having experience in appraisal of the subject matter to be appraised. The decision of the third appraiser so appointed and chosen shall be given within 30 days after the selection of such third appraiser. If three appraisers shall be appointed and the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the other determination is disparate from the middle determination, then the determination of such appraiser shall be excluded, the remaining two determinations shall be averaged and such average shall be binding and conclusive upon the Corporation and the Warrantholder; otherwise, the average of all three determinations shall be binding and conclusive upon the Corporation and the Warrantholder. Each of the Corporation, on the one hand, and the Warrantholder, on the other hand, shall bear their own costs and expenses in connection with any Appraisal Procedure, including costs and expenses of their respectively appointed appraiser and counsel, if any; provided, that the costs of any third appraiser in connection with conducting any Appraisal Procedure shall be borne equally by the Corporation and the Warrantholder.

“Board of Directors” means the board of directors of the Corporation, including any duly authorized committee thereof.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which the banking institutions in the State of New York or the State of California are authorized or required by law or other governmental action to close.

“Capital Stock” means (A) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (B) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.

“Class A Common Stock” means the Corporation’s Class A Common Stock, $0.0001 par value per share.

“Class B Common Stock” means the Corporation’s Class B Common Stock, $0.0001 par value per share.

“Common Stock” means shares of Class A Common Stock and Class B Common Stock.

“Corporation” means Airbnb, Inc., a Delaware corporation.

“Deemed Liquidation Event” has the meaning given to such term in the Restated Certificate.

“Derivative Securities” has the meaning given to such term in the Investor Rights Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Exercise Price” means $56.71.

“Expiration Time” has the meaning set forth in Section 3.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board of Directors, acting in good faith. If the Warrantholder objects in writing to the Board of Director’s calculation of fair market value within 10 days of receipt of written notice thereof and the Warrantholder and the Corporation are unable to agree on fair market value during the 10-day period following the delivery of the Warrantholder’s objection, the Appraisal Procedure may be invoked by either party to determine Fair Market Value by delivering written notification thereof not later than the 30th day after delivery of the Warrantholder’s objection.

“Governmental Entities” means any Federal, state, foreign or other court or administrative body or agency or any other regulatory or self-regulatory body.

“Investor Rights Agreement” means the Amended and Restated Investors’ Rights Agreement of the Corporation, dated July 28, 2016, as amended, restated, supplemented or modified from time to time in accordance with its terms.

“Major Investor” has the meaning given to such term in the Investor Rights Agreement.

“Market Price” means, with respect to the Class A Common Stock, on any given day, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, of the shares of the Class A Common Stock on the New York Stock Exchange or the NASDAQ Stock Market, as applicable, on such day. If the Class A Common Stock is not traded on the New York Stock Exchange on any date of determination, the Market Price of the Class A Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Class A Common Stock is so listed or quoted, or, if no closing sale price is reported, the last previously-reported sale price on the principal U.S. national or regional securities exchange on which the Class A Common Stock is so listed or quoted, or if the Class A Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Class A Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the Market Price of the Class A Common Stock on that date shall mean the Fair Market Value per share as determined in good faith by the Board of Directors. For the purposes of determining the Market Price of the Class A Common Stock on the “trading day” preceding, on or following the occurrence of an event, (i) that trading day shall be deemed to commence immediately after the regular scheduled closing time of trading on the New York Stock Exchange or the NASDAQ Stock Market, as applicable, or, if trading is closed at an earlier time, such earlier time and (ii) that trading day shall end at the next regular scheduled closing time, or if trading is closed at an earlier time, such earlier time (for the avoidance of doubt, and as an example, if the Market Price is to be determined as of the last trading day preceding a specified event and the closing time of trading on a particular day is 4:00 p.m. and the specified event occurs at 5:00 p.m. on that day, the Market Price would be determined by reference to such 4:00 p.m. closing price).

“New Securities” has the meaning given to such term in the the Investor Rights Agreement.

“Per Share Fair Market Value” has the meaning set forth in Section 12(iii).

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Pro Rata Repurchases” means any purchase of shares of Common Stock by the Corporation or any Affiliate thereof pursuant to (A) any tender offer or exchange offer subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder or (B) any other offer, in the case of both (A) and (B), available to substantially all holders of Common Stock, whether for cash, shares of Capital Stock of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other Person or any other property (including, without limitation, shares of Capital Stock, other securities or evidences of indebtedness of a subsidiary), or any combination thereof, effected while this Warrant is outstanding. The “Effective Date” of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange by the Corporation under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Purchase that is not a tender or exchange offer.

“Regulatory Approvals” means, with respect to the Warrantholder, to the extent applicable and required to permit the Warrantholder to exercise this Warrant for shares of Class A Common Stock and to own such Class A Common Stock without the Warrantholder being in violation of applicable law, rule or regulation, the receipt of any necessary approvals and authorizations of, filings and registrations with, notifications to, or expiration or termination of any applicable waiting periods under, the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Restated Certificate” given to such term in the the Investor Rights Agreement.

“ROFR and Co-Sale Agreement” means the Amended and Restated Right of First Refusal and Co-Sale Agreement of the Corporation, dated July 28, 2016, as amended, restated, supplemented or modified from time to time in accordance with its terms.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Shares” has the meaning set forth in Section 2.

“Transfer Restrictions Agreement” means the Transfer Restrictions Agreement, dated as of the date hereof, by and between the Corporation and the Warrantholder, as amended, restated, supplemented or modified from time to time in accordance with its terms.

“Warrant” means this Warrant.

“Warrantholder” has the meaning set forth in Section 2.

2.    Number of Shares; Exercise Price. This certifies that, for value received, Redwood IV Finance 1, LLC or its permitted assigns (the “Warrantholder”) is entitled, upon the terms and subject to the conditions hereinafter set forth herein, to acquire from the Corporation, in whole or in part, at any time after the date hereof, up to an aggregate of 495,925 fully paid and nonassessable shares of Class A Common Stock at a purchase price per share of Class A Common Stock equal to the Exercise Price. The number of shares of Class A Common Stock (the “Shares”) for which the Warrant is exercisable is subject to adjustment as provided herein, and all references to “Class A Common Stock” and “Shares” herein shall be deemed to include any such adjustment or series of adjustments. Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a Deemed Liquidation Event or other transaction by the Corporation, such exercise may at the election of the Warrantholder be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

3.    Exercise of Warrant; Term.

(i)    Subject to Section 2, to the extent permitted by applicable laws and regulations, the right to purchase the Shares represented by this Warrant is exercisable, in whole or in part by the Warrantholder, at any time after the date hereof, but in no event later than 5:00 p.m., New York City time, April 17, 2030 (the “Expiration Time”), by (A) the surrender of this Warrant and Notice of Exercise annexed hereto, duly completed and executed on behalf of the Warrantholder, at the principal executive office of the Corporation located at 888 Brannan Street Suite 4 San Francisco, CA 94103 (or such other office or agency of the Corporation in the United States as it may designate by notice in writing to the Warrantholder at the address of the Warrantholder appearing on the books of the Corporation), and (B) payment of the Exercise Price in accordance with Section 3(ii).

(ii)    The payment of the Exercise Price may be made, at the election of the Warrantholder, (A) by tendering in cash, by certified or cashier’s check payable to the order of the Corporation, or by wire transfer of immediately available funds to an account designated by the Corporation or (B) on a “cashless basis,” by surrendering Shares for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of Shares surrendered, multiplied by the difference between the Exercise Price and the Market Price by (b) the Market Price; provided, that, if the difference between the Exercise Price and the Market Price is equal to zero or a negative number (i.e., the Exercise Price is greater than the Market Price), then the Warrant holder shall not be entitled to receive any Shares pursuant to a “cashless” exercise in accordance with this Section 3(ii).

(iii)    If the Warrantholder does not exercise this Warrant in its entirety, the Warrantholder will be entitled to receive from the Corporation within a reasonable time, and in any event not exceeding three business days, a new warrant in substantially identical form for the purchase of that number of Shares equal to the difference between the number of Shares subject to this Warrant and the number of Shares as to which this Warrant is so exercised. Notwithstanding anything in this Warrant to the contrary, the Warrantholder hereby acknowledges and agrees that its exercise of this Warrant for Shares is subject to the condition that the Warrantholder will have first received any applicable Regulatory Approvals.

4.    Issuance of Shares; Authorization; Listing. Certificates for Shares issued upon exercise of this Warrant will be issued in such name or names, subject to compliance with Section 8, as the Warrantholder may designate and will be delivered to such named Person or Persons within a reasonable time, not to exceed three Business Days after the date on which this Warrant has been duly exercised in accordance with the terms of this Warrant. The Corporation hereby represents and warrants that any Shares issued upon the exercise of this Warrant in accordance with the provisions of Section 3 will be duly and validly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges (other than liens or charges created by the Warrantholder, income and franchise taxes incurred by the Warrantholder in connection with the exercise of the Warrant or taxes incurred by the Warrantholder in respect of any transfer of Shares occurring contemporaneously therewith). The Corporation agrees that the Shares so issued will be deemed for all purposes to have been issued to the Warrantholder as of the close of business on the date on which this Warrant and payment of the Exercise Price are delivered to the Corporation in accordance with the terms of this Warrant, notwithstanding that the stock transfer books of the Corporation may then be closed or certificates representing such Shares may not be actually delivered on such date. The Corporation will at all times reserve and keep available, out of its authorized but unissued Class A Common Stock, solely for the purpose of providing for the exercise of this Warrant, the aggregate number of shares of Class A Common Stock issuable upon exercise of this Warrant, and will not take or permit any action that would result in an increase in the number of Shares issuable upon exercise of this Warrant without first properly authorizing and reserving any additional shares of Class A Common Stock necessary to comply with this Section 4. The Corporation will use its reasonable best efforts to ensure that the Shares may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the Shares are listed or traded, and, to the extent such Shares are listed or traded, to cause the Shares issuable upon exercise of this Warrant, as soon as reasonably practical after such exercise, to be listed on any such securities exchange. The Corporation and the Warrantholder will reasonably cooperate to take such other actions as are necessary to obtain any Regulatory Approvals or other approvals or authorizations of any Governmental Entities applicable to Warrantholder’s exercise of its rights hereunder, including those applicable to the Corporation with respect to the issuance of the Shares. Before taking any action which would cause an adjustment pursuant to Section 12 to reduce the Exercise Price below the then par value (if any) of the Class A Common Stock, the Corporation shall take any and all corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Class A Common Stock at the Exercise Price as so adjusted.

5.    No Fractional Shares or Scrip. No fractional Shares or scrip representing fractional Shares shall be issued upon any exercise of this Warrant. In lieu of any fractional Share to which the Warrantholder would otherwise be entitled, the Warrantholder shall be entitled to receive a cash payment equal to (i) the Market Price of one share of Class A Common Stock on the last trading day preceding the date of exercise less the Exercise Price for one such share, multiplied by (ii) the relevant fraction.

6.    No Rights as Stockholders; Transfer Books. This Warrant does not entitle the Warrantholder to any voting rights or other rights as a stockholder of the Corporation prior to the date of exercise hereof. The Corporation will at no time close its transfer books in any manner which interferes with the timely exercise of this Warrant.

7.    Charges, Taxes and Expenses. Issuance of certificates for Shares to the Warrantholder upon the exercise of this Warrant shall be made without charge to the Warrantholder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation.

8.    Transfer/Assignment.

(i)    Subject to compliance with clauses (ii) and (iii) of this Section 8, this Warrant and all rights hereunder are transferable, in whole or in part, by the registered holder hereof in person or by duly authorized attorney. Following any transfer that is permissible in accordance with the Transfer Restrictions Agreement, the Warrantholder shall provide the Corporation notice thereof and, if the Warrantholder requests, a new warrant shall be made and delivered by the Corporation, of the same tenor and date as this Warrant but registered in the name of one or more transferees, upon surrender of this Warrant, duly endorsed, to the office or agency of the Corporation described in Section 3. All expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new warrants pursuant to this Section 8 shall be paid by the Corporation.

(ii)    Notwithstanding anything herein to the contrary, this Warrant and all rights hereunder, and any Shares issued upon exercise of this Warrant, are subject to the applicable restrictions on transfer and other provisions as set forth in the Transfer Restrictions Agreement, which the parties are executing and delivering in connection with the issuance of this Warrant.

(iii)    If and for so long as required by the Transfer Restrictions Agreement, this Warrant and any Shares issued upon exercise of this Warrant shall contain a legend in the form required by and as set forth in the Transfer Restrictions Agreement.

9.    Exchange and Registry of Warrant. This Warrant is exchangeable, upon the surrender hereof by the Warrantholder to the Corporation and without payment of any charge, for a new warrant or warrants of like tenor and representing the right to purchase the same aggregate number of Shares. The Corporation shall maintain a registry showing the name and address of the Warrantholder as the registered holder of this Warrant. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at the office of the Corporation, and the Corporation shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

10.    Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Corporation of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft or destruction, upon receipt of a bond, indemnity or security reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Corporation shall make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of Shares as provided for in such lost, stolen, destroyed or mutilated Warrant.

11.    Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding day that is a Business Day.

12.    Adjustments and Other Rights. The Exercise Price and the number of Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows; provided, that if more than one subsection of this Section 12 is applicable to a single event and the application of more than one subsection would result in duplication of the appropriate adjustment from such event, the Adjustment Notice (as defined below) shall so indicate and the Warrantholder shall elect by written notice to the Corporation which subsection of this Section 12 shall apply, with the Corporation and the Warrantholder bound by the Warrantholder’s election:

(i)    Stock Splits, Subdivisions, Reclassifications or Combinations. If the Corporation shall (i) declare and pay a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares or (iii) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the number of Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Warrantholder, effective as of the close of business on such date, shall be entitled to receive, upon exercise of this Warrant, the number of shares of Common Stock which such holder would have owned or been entitled to receive in respect of the shares of Common Stock subject to this Warrant after such date had this Warrant been exercised immediately prior to such date. In such event, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment and (2) the Exercise Price in effect immediately prior to the record or effective date, as the case may be, for the dividend, distribution, subdivision, combination or reclassification giving rise to this adjustment by (y) the new number of Shares issuable upon exercise of the Warrant determined pursuant to the immediately preceding sentence.

(ii)    Certain Issuances of Common Shares or Convertible Securities. If the Corporation shall issue shares of Common Stock (or rights or warrants or other securities exercisable or convertible into or exchangeable (collectively, a “conversion”) for shares of Common Stock) (collectively, “convertible securities”) (other than in a Permitted Transaction or a transaction to which subsection (i) of this Section 12 is applicable) at a price per share (or having a conversion or exercise price per share) that is less than the Exercise Price in effect immediately prior to such issuance of such shares (or such convertible securities) (the “Pre-Issuance Exercise Price”) then, in such event, (A) the number of Shares issuable upon the exercise of this Warrant immediately prior to the date of the agreement on pricing of such shares (or of such convertible securities) (the “Initial Number”) shall be increased to the number obtained by multiplying the Initial Number by a fraction (I) the numerator of which shall be the sum of (x) the number of shares of Common Stock of the Corporation outstanding on such date and (y) the number of additional shares of Common Stock issued (or into which convertible securities may be exercised or convert) and (II) the denominator of which shall be the sum of (1) the number of shares of Common Stock outstanding on such date and (2) the number of shares of Common Stock which the aggregate consideration receivable by the Corporation for the total number of shares of Common Stock so issued (or into which convertible securities may be exercised or convert) would purchase at the Pre-Issuance Exercise Price; and (B) the Exercise Price payable upon exercise of the Warrant shall be adjusted by multiplying such Pre-Issuance Exercise Price by a fraction, the numerator of which shall be the number of shares of Class A Common Stock issuable upon exercise of this Warrant prior to such date and the denominator of which shall be the number of shares of Class A Common Stock issuable upon exercise of this Warrant immediately after the adjustment described in clause (A) above. For purposes of the foregoing calculations, all shares of Common Stock issuable upon exercise of Options (as defined in the Restated Certificate) outstanding immediately prior to such issuance or upon conversion or exchange of Convertible Securities (as defined in the Restated Certificate) (including the Preferred Stock (as defined in the Restated Certificate)) outstanding (assuming exercise of any outstanding Options (as defined in the Restated Certificate) therefor) immediately prior to such issuance shall be treated as outstanding shares of Common Stock.

For purposes of the foregoing, (a) “Permitted Transactions” shall mean issuances of Exempted Securities (as defined in the Restated Certificate); and (b) in the case of the issuance of shares of Common Stock or convertible securities without consideration, the consideration shall be deemed to be the par value per share of Class A Common Stock. Any adjustment made pursuant to this Section 12(ii) shall become effective immediately upon the date of such issuance.

Upon the expiration or termination of any unexercised, unconverted or unexchanged convertible security (or portion thereof) the issuance of which resulted in an adjustment pursuant to this Section 12(ii), the number of Shares issuable upon exercise of this Warrant and the Exercise Price shall be recalculated assuming such convertible security (or portion thereof) had never been issued and such adjustment so recalculated shall become effective immediately upon the date of such expiration or termination.

(iii)    Other Distributions. In case the Corporation shall fix a record date for the making of a distribution to all holders of shares of its Common Stock of securities, evidences of indebtedness, assets, cash, rights or warrants (excluding dividends or distributions referred to in Section 12(i)), in each such case, the Exercise Price in effect prior to such record date shall be reduced immediately thereafter to the price determined by multiplying the Exercise Price in effect immediately prior to the reduction by the quotient of (x) the Market Price of the Common Stock on the last trading day preceding the first date on which the Common Stock trades without the right to receive such distribution, minus the amount of cash or publicly traded securities or the Fair Market Value of any non-publicly traded securities, evidences of indebtedness, assets, rights or warrants to be so distributed in respect of one share of Common Stock (the “Per Share Fair Market Value”) divided by (y) such Market Price on such date specified in clause (x); such adjustment shall be made successively whenever such a record date is fixed. In such event, the number of Shares issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the distribution giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence. In the event that such distribution is not so made, the Exercise Price and the number of Shares issuable upon exercise of this Warrant then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights, cash or warrants, as the case may be, to the Exercise Price that would then be in effect and the number of Shares that would then be issuable upon exercise of this Warrant if such record date had not been fixed.

(iv)    Certain Repurchases of Common Stock. In case the Corporation effects a Pro Rata Repurchase of Common Stock, then the Exercise Price shall be adjusted to the price determined by multiplying the Exercise Price in effect immediately prior to the effective date of such Pro Rata Repurchase by a fraction of which the numerator shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately before such Pro Rata Repurchase and (y) the Market Price of a share of Common Stock on the trading day immediately preceding the first public announcement by the Corporation or any of its Affiliates of the intent to effect such Pro Rata Repurchase, minus (ii) the aggregate purchase price of the Pro Rata Repurchase, and of which the denominator shall be the product of (i) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase minus the number of shares of Common Stock so repurchased and (ii) the Market Price per share of Common Stock on the trading day immediately preceding the first public announcement by the Corporation or any of its Affiliates of the intent to effect such Pro Rata Repurchase. In such event, the number of shares of Common Stock issuable upon the exercise of this Warrant shall be adjusted to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the Pro Rata Repurchase giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence.

(v)    Deemed Liquidation Event. In the event the Corporation is a party to any Deemed Liquidation Event, the Corporation shall give the Warrantholder at least 10 days’ advance written notice (each, a “Transaction Notice”) of the anticipated date for such Deemed Liquidation Event. If the Corporation has delivered a Transaction Notice and the Warrantholder has not elected to exercise this Warrant under Section 3 in connection with such Deemed Liquidation Event, or if the Expiration Time is set to occur prior the consummation of such Deemed Liquidation Event, then upon the effective date of, and immediately prior to, the consummation of such Deemed Liquidation Event or immediately prior to such Expiration Time, as applicable, this Warrant shall be automatically deemed to be exercised in full on a “cashless basis” pursuant to and in accordance with Section 3(ii) (provided, that the Market Price of one share of Class A Common Stock shall be deemed to be equal to the applicable aggregate consideration in respect of one share of Class A Common Stock that is payable upon the closing of such Deemed Liquidation Event (based on the amount of any such consideration in the form of cash or publicly traded securities and the Fair Market Value of any such consideration in the form of non-publicly traded securities or other property or assets)); provided, that if, at such time such applicable aggregate consideration in respect of one share of Class A Common Stock is less than the Exercise Price, then this Warrant shall instead cease to be exercisable and shall terminate in full for no consideration.

(vi)    Liquidation. In the event of any dissolution, liquidation or winding-up, whether voluntary or involuntary, of the Corporation, or if any other dissolution of the Corporation by operation of law is effected, then each Warrantholder shall be entitled to receive any applicable distributions with respect to its Warrant on an equal basis with the holders of Class A Common Stock, as if such Warrant had been exercised immediately prior to such event, less the aggregate applicable Exercise Price. Nothing in this subsection (vi) shall have the effect of requiring a Warrantholder to make any actual payment to the Corporation.

(vii)    Certain Events. If any event of the type contemplated by the provisions of this Section 12 but not expressly provided for by such provisions occurs, including any event or action that is covered by Section 4.8 of Article Fourth (B) of the Restated Certificate, then the Corporation shall make an appropriate adjustment in the number of Shares issuable upon exercise of this Warrant so as to protect the rights of the Warrantholder in a manner consistent with the provisions of this Section 12, including any such adjustments consistent with the provisions of Section 4.8 of Article Fourth (B) of the Restated Certificate treating the Shares underlying this Warrant in a similar manner as the Preferred Stock as described therein; provided, that no such adjustment pursuant to this Section 12(vii) shall decrease the number of Shares issuable pursuant to this Warrant.

(viii)    Rounding of Calculations; Minimum Adjustments. All calculations under this Section 12 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundred thousandth (1/100,000th) of a share, as the case may be. Any provision of this Section 12 to the contrary notwithstanding, no adjustment in the Exercise Price or the number of Shares into which this Warrant is exercisable shall be made if the amount of such adjustment would be less than the greater of $0.01 or one-ten thousandth (1/10,000th) of a share of Class A Common Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/10,000th of a share of Class A Common Stock, or more.

(ix)    Timing of Issuance of Additional Class A Common Stock Upon Certain Adjustments. In any case in which the provisions of this Section 12 shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (i) issuing to the Warrantholder of this Warrant exercised after such record date and before the occurrence of such event the additional shares of Class A Common Stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of Class A Common Stock issuable upon such exercise before giving effect to such adjustment and (ii) paying to such Warrantholder any amount of cash in lieu of a fractional share of Class A Common Stock; provided, however, that the Corporation upon request shall deliver to such Warrantholder a due bill or other appropriate instrument evidencing such Warrantholder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

(x)    Statement Regarding Adjustments. Whenever the Exercise Price or the number of Shares into which this Warrant is exercisable shall be adjusted as provided in Section 12, the Corporation shall forthwith file at the principal office of the Corporation a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the number of Shares or type of other securities or property into which this Warrant shall be exercisable after such adjustment, and the Corporation shall also cause a copy of such statement to be provided to each Warrantholder in the manner described in Section 19.

(xi)    Notice of Adjustment Event. In the event that the Corporation shall (x) propose to take any action of the type described in this Section 12 (but only if the action of the type described in this Section 12 would result in an adjustment in the Exercise Price or the number of Shares into which this Warrant is exercisable or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Corporation shall in any such case give prior written notice (an “Adjustment Notice”) to the Warrantholder, in the manner set forth in Section 19, which notice shall specify the record date, if any, with respect to any such action, the approximate date on which such action is to take place, and a description of such action in reasonable detail. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant. In the case of any such action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed (provided that, with respect to any applicable stock split, subdivision, reclassification of combination described in Section 12(i), such notice shall be given on the date so fixed), and in case of all other action, such notice shall be given at least 10 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(xii)    Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 12, the Corporation shall take any action which may be necessary, including obtaining regulatory, stock exchange or stockholder approvals or exemptions, in order that the Corporation may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock or other securities or property that the Warrantholder is entitled to receive upon exercise of this Warrant pursuant to this Section 12.

(xiii)    Adjustment Rules. Any adjustments pursuant to this Section 12 shall be made successively whenever an event referred to herein shall occur. If an adjustment in Exercise Price made hereunder would reduce the Exercise Price to an amount below par value of the Class A Common Stock, then such adjustment in Exercise Price made hereunder shall reduce the Exercise Price to the par value of the Class A Common Stock.

13.    Letter Agreement. In connection with the issuance of this Warrant, the Warrantholder and the Corporation have executed and delivered a letter agreement, dated as of April 6, 2020 (as amended, restated, supplemented or modified from time to time, the “Letter Agreement”), pursuant to which, among other things, upon the issuance of this Warrant, the Warrantholder and the Company shall execute and deliver amendments to the Investor Rights Agreement and ROFR and Co-Sale Agreement, providing that the Warrantholder shall be deemed to be, and shall have the rights and obligations of, (i) a “Major Investor” for purposes of the Investor Rights Agreement and (ii) an “Investor” (as defined in the ROFR and Co-Sale Agreement) for purposes of the ROFR and Co-Sale Agreement, in each case upon the terms and subject to the conditions set forth in such amendments, as applicable.

14.    No Impairment. Except for any action that may be taken by the Company with the requisite consent of the Major Investors, the Investors (as defined in the Investor Rights Agreement) and/or the Investors (as defined in the ROFR and Co-Sale Agreement), the Corporation shall not, by amendment of its Restated Certificate, Bylaws or any of its other governance documents (including but not limited to the Investor Rights Agreement, the ROFR and Co-Sale Agreement and other agreement governing the rights and obligations of shareholders of the Corporation), or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the Warrantholder in order to protect the exercise rights of the Warrantholder, consistent with the terms of this Warrant.

15.    Governing Law. This Warrant will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State. Each of the parties hereto agrees (a) to submit to the exclusive personal jurisdiction of the State or Federal courts in the State of Delaware, (b) that exclusive jurisdiction and venue shall lie in the State or Federal courts in the State of Delaware, and (c) that notice may be served upon such party at the address and in the manner set forth for such party in Section 19 hereof. To the extent permitted by applicable law, each of the parties hereto hereby unconditionally waives trial by jury in any legal action or proceeding relating to this Warrant.

16.    Binding Effect. This Warrant shall be binding upon any successors or assigns of the Corporation.

17.    Equitable Relief. Each party hereto acknowledges that a breach or threatened breach by it of any of its obligations under this Warrant would give rise to irreparable harm to the other party for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

18.    Amendments. This Warrant may be modified or amended and the observance of any term of this Warrant may be waived, in each case, only with the written consent of the Corporation and the Warrantholder. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

19.    Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, or (b) on the second Business Day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Corporation, to:

Airbnb, Inc.

888 Brannan Street

San Francisco, CA 94103

Attention: General Counsel

Email: ***

with a copy to (which copy alone shall not constitute notice):

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, CA 94304

Attention: Kevin Kennedy

Email: ***

If to the Warrantholder, to such holder’s name and address as shall appear on the Corporation’s register for the Warrants, which if and so long as the Warrantholder is Redwood IV Finance 1, LLC, shall be:

Redwood IV Finance 1, LLC

***

With a copy to

(which copy alone shall not constitute notice)

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attn:     Sean Rodgers, P.C.; Laura Sullivan, P.C.

Email: ***

20.    Entire Agreement. This Warrant and the forms attached hereto, the Transfer Restrictions Agreement, the Investor Rights Agreement, the ROFR and Co-Sale Agreement and the Letter Agreement, together with the schedules, exhibits, annexes, certificates and other documents referenced in each of the foregoing, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or undertakings with respect thereto.

[Form of Notice of Exercise]

Date:

TO:	Airbnb, Inc.

RE:	Election to Purchase Class A Common Stock

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby elects to exercise the right, represented by this Warrant, to purchase the number of shares of the Class A Common Stock set forth below covered by such Warrant. The undersigned, in accordance with Section 3 of the Warrant, hereby tenders payment of the aggregate Exercise Price for such shares of Class A Common Stock. The undersigned requests that a certificate for such shares of Class A Common Stock issuable upon this exercise of this Warrant be registered in the name of                     , whose address is                     , and that such certificate be delivered to                     . If said number of shares of Class A Common Stock is less than all of the Class A Common Stock purchasable under this Warrant, a new warrant evidencing the remaining shares of Class A Common Stock covered by such Warrant, but not yet subscribed for and purchased, if any, should be issued in the name set forth below.

Number of Shares of Class A Common Stock:

Aggregate Exercise Price:

Holder:

By:
Name:
Title:

IN WITNESS WHEREOF, the Corporation has caused this Warrant to be duly executed by a duly authorized officer.

Airbnb, Inc.

By:	/s/ David Stephenson
Name:	David Stephenson
Title:	Chief Financial Officer

Attest:

By:	/s/ Garth Bossow
Name:	Garth Bossow
Title:	Assistant Secretary

[Signature Page to Warrant – Redwood IV Finance 1, LLC]

Airbnb, Inc.

Warrant Amendment Agreement

This Warrant Amendment Agreement (the “Amendment”), dated as of November 24, 2020, is entered into by and between AIRBNB, INC., a Delaware corporation (the “Corporation”), and REDWOOD IV FINANCE 1 LLC (the “Warrantholder”), a Delaware limited liability company, in order to amend that certain Warrant No. 1 to Purchase 495,925 Shares of Class A Common Stock dated as of April 17, 2020 (the “Warrant”).

RECITALS

WHEREAS, Section 18 of the Warrant provides that the Warrant may be modified or amended and the observance of any term waived, in each case, only with the written consent of the Warrantholder and the Corporation (collectively, the “Requisite Amendment Parties”);

WHEREAS, the undersigned constitute the Requisite Amendment Parties under the Warrant; and

WHEREAS, the Corporation and the Warrantholder, constituting the Requisite Amendment Parties, are entering into this Amendment to amend the Warrant.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the promises and covenants contained herein and in the Warrant, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Effective Date. This Amendment will become effective contingent upon, and contemporaneously with, the filing of the Restated Certificate of Incorporation of the Corporation, in substantially the form attached hereto as Exhibit A, with the Secretary of State of the State of Delaware in connection with the closing of the Corporation’s initial public offering of Class A common stock under the Securities Act of 1933, as amended (the “IPO Charter”). For the avoidance of doubt, this Amendment shall only become effective if, and at such time, that the IPO Charter is filed with the Secretary of State of the State of Delaware (the “Effective Date”) and shall otherwise be of no force and effect.

2. Amendment.

a.

The following definitions are hereby added to Section 1 of the Warrant in their proper alphabetical order and, notwithstanding anything to the contrary contained in the Warrant, each reference to such definition in the Warrant shall, from and after the Effective Date, have the following respective meaning ascribed to it:

(i)	“Class C Common Stock” shall mean the Corporation’s Class C Common Stock, $0.0001 par value per share.

(ii)	“Class H Common Stock” shall mean the Corporation’s Class H Common Stock, $0.0001 par value per share.

(iii)	“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(iv)	“Exempted Securities” shall mean:

a)

shares of Common Stock or Options to acquire shares of Common Stock (net of repurchase, cancellations, terminations or such shares or Options) issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors;

b)

shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

c)

shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions pursuant to a debt financing or equipment leasing transaction, entered into for primarily non-equity financing purposes, approved by the Board of Directors;

d)

shares of Common Stock, Options or Convertible Securities issued (A) pursuant to the acquisition of another entity by the Corporation by merger, purchase of substantially all of the assets, (B) in exchange for the hiring of employees of such other corporation or entity by the Corporation, or (C) pursuant to any other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors;

e)

shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships, entered into for primarily non-equity financing purposes, approved by the Board of Directors;

f)	shares of Common Stock issued or issuable in a public offering;

g)	shares of Class A Common Stock issued or issuable upon conversion of Class B Common Stock or Class H Common Stock;

h)	shares of Common Stock issued to any charitable organization; and

i)	shares of Class H Common Stock issued to a subsidiary of the Corporation.

(v)

“Options” shall mean rights, options, restricted stock units, shares of restricted stock, stock appreciation rights, phantom stock units or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

b.

The following definitions contained in Section 1 of the Warrant are hereby amended and restated in their entirety to read as follows and, notwithstanding anything to the contrary contained in the Warrant, each reference to such definition in the Warrant shall, from and after the Effective Date, have the following respective meaning ascribed to it:

“Common Stock” shall mean Class A Common Stock, Class B Common Stock, Class C Common Stock, and Class H Common Stock.”

“Deemed Liquidation Event” shall mean each of the following events:

a)

a merger or consolidation in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided, that, for the purpose of this definition, all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

b)

the sale, lease, transfer, or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, or other disposition is to a wholly owned subsidiary of the Corporation.

“Exercise Price” means $28.355

“Restated Certificate” shall mean the Restated Certificate of Incorporation filed by the Corporation in connection with the closing of its initial public offering of Class A common stock under the Securities Act of 1933, as amended.”

c.	The first sentence of Section 2 of the Warrant shall be amended and restated in its entirety to read as follows:

“The Corporation and the Warrantholder (as defined below) hereby acknowledge that on October 26, 2020, the Corporation effected a 2-for-1 stock split with respect to its issued and outstanding shares of common stock and preferred stock (the “Stock Split”), and as a result, for value received, Redwood IV Finance 1, LLC or its permitted assigns (the “Warrantholder”) is entitled, upon the terms and subject to the conditions hereinafter set forth herein, to acquire from the Corporation, in whole or in part, at any time after the date hereof, up to an aggregate of 991,850 fully paid and nonassessable shares of Class A Common Stock at a purchase price per share of Class A Common Stock equal to the Exercise Price.”

d.	The following sentence is hereby added after the last sentence of Section 2 of the Warrant:

“The Corporation hereby represents and warrants that as of the Effective Date (as defined in that certain Warrant Amendment Agreement, dated as of November 24, 2020, by and between the Corporation and the Warrantholder), there has not occurred any event of the type that would require an adjustment to the Exercise Price or the number of Shares issuable upon exercise of this Warrant pursuant to Section 12 of the Warrant other than (1) the Stock Split and (2) any event in respect of which the applicable subsection of Section 12 of the Warrant has been waived in accordance with Section 18 of the Warrant.”

e.

The first sentence of Section 4 of the Warrant shall be amended so that the phrase “within a reasonable time, not to exceed three Business Days” shall read “within a reasonable time, not to exceed two Business Days”.

f.

Paragraph 2 of Section 12(ii) of the Warrant shall be amended so that the phrase “as defined in the Restated Certificate” is removed. The first clause of such paragraph shall consequently read as follows:

“For purposes of the foregoing, (a) “Permitted Transactions” shall mean issuances of Exempted Securities;”

g.	The following portions of Section 12(vii) of the Warrant are hereby removed in their entirety:

“including any event or action that is covered by Section 4.8 of Article Fourth (B) of the Restated Certificate,”

“, including any such adjustments consistent with the provisions of Section 4.8 of Article Fourth (B) of the Restated Certificate treating the Shares underlying this Warrant in a similar manner as the Preferred Stock as described therein”

3. Governing Law. This Amendment shall be governed by and construed under the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.

4. Counterparts; Facsimile Signatures. This Amendment may be executed in multiple counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. For purposes of this Amendment, facsimile or .PDF signatures shall be deemed originals.

5. Effect of Amendment. This Amendment shall form a part of the Warrant for all purposes, and each party thereto and hereto shall be bound hereby. From and after the Effective Date, any reference to the Warrant shall be deemed a reference to such Warrant as amended hereby. Except as expressly modified by this Amendment, the Warrant shall remain unmodified and in full force and effect.

6. Waiver. This Amendment may be modified or amended and the observance of any term of this Amendment (including, without limitation, Section 7 hereof), may be waived, in each case, only with the written consent of the Corporation and the Warrantholder.

7. Termination. If, for any reason, (i) the Effective Date shall not have occurred by January 31, 2021, or (ii) the representation and warranty set forth in Section 2(d) hereof is not true and correct in all material respects on the Effective Date, this Amendment shall be terminated without any liability to either party hereto.

(Signature page follows.)

IN WITNESS WHEREOF, the parties have executed this WARRANT AMENDMENT AGREEMENT as of the date set forth on the first page hereto, to be effective as of the Effective Date.

REDWOOD IV FINANCE 1, LLC, as the Warrantholder

By:	/s/ Joshua Peck
Name:	Joshua Peck
Title:	Vice President

AIRBNB, INC., as the Corporation

By:	/s/ David E. Stephenson
Name:	David E. Stephenson
Title:	Chief Financial Officer

(Signature Page to Warrant Amendment Agreement)

Exhibit A

Form of Restated Certificate of Incorporation

RESTATED CERTIFICATE OF INCORPORATION

OF

AIRBNB, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Airbnb, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Airbnb, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on June 27, 2008 under the name Airbed & Breakfast, Inc.

2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is Airbnb, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at that address is the Corporation Service Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors in accordance with Section 141 of the General Corporation Law. The Corporation shall be managed with the goal of considering the interests of the Corporation’s stakeholders for the long-term benefit of the Corporation.

FOURTH: The total number of shares of all classes of stock which the Corporation is authorized to issue is 4,746,000,000 comprised of (i) 4,736,000,000 shares of Common Stock, $0.0001 par value per share (the “Common Stock”), of which (a) 2,000,000,000 shares shall be a series designated as Class A Common Stock (the “Class A Common Stock”), (b) 710,000,000 shares shall be a series designated as Class B Common Stock (the “Class B Common Stock”), (c) 2,000,000,000 shares shall be a series designated as Class C Common Stock (the “Class C Common Stock”), and (d) 26,000,000 shares shall be a series designated as Class H Common Stock (the “Class H Common Stock”), and (ii) 10,000,000 shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class or series of capital stock of the Corporation. All references in this Restated Certificate of Incorporation (this “Restated Certificate of Incorporation”) to a “certificate” or “certificates” representing shares of the Corporation’s capital stock include a notice or notices of issuance of uncertificated shares.

A.	COMMON STOCK

The Common Stock shall have such terms, rights, powers and privileges, and the qualifications, limitations and restrictions with respect thereto, as stated or expressed herein. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part A of this Article Fourth refer to sections and subsections of Part A of this Article Fourth.

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and privileges of the holders of any series of Preferred Stock outstanding at any time.

2. Voting.

2.1 Except as required by law, each share of Class A Common Stock shall entitle the holder to one (l) vote for each share of Class A Common Stock held, each share of Class B Common Stock shall entitle the holder to twenty (20) votes for each share of Class B Common Stock held, each share of Class C Common Stock shall entitle the holder to no votes for each share of Class C Common Stock held, and each share of Class H Common Stock shall entitle the holder to no votes for each share of Class H Common Stock held, in each case, on any matter submitted to the stockholders of the Corporation for a vote or approval.

2.2 Unless required by law, there shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock entitled to vote thereon) the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

2.3 Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the General Corporation Law.

3. Conversion.

3.1 Conversion of Class B Common Stock.

3.1.1 Right to Convert. At any time, any holder of shares of Class B Common Stock, at the option of such holder, may convert any share of Class B Common Stock held by such holder at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into one (1) share of Class A Common Stock.

2

3.1.2 Automatic Conversion. Upon the earlier of (a) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least eighty percent (80%) of the outstanding shares of Class B Common Stock at the time of such vote or consent, voting as a separate series, and (b) 5:00 p.m. New York City time on the twenty (20) year anniversary of the closing (the “Effective Time”) of the Corporation’s initial public offering of Class A Common Stock in a firm commitment underwritten offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the earlier such date, the “Class B Mandatory Conversion Time”), each outstanding share of Class B Common Stock shall automatically convert into one (1) share of Class A Common Stock.

3.1.3 Conversion Upon Death or Disability. Each outstanding share of Class B Common Stock held by a Founder (as defined in Section 3.1.4) (or by any of such Founder’s Affiliates (as defined in Section 3.1.4)) shall automatically convert into one (1) share of Class A Common Stock at 5:00 p.m. New York City time on the nine (9) month anniversary of the death or Disability of such Founder.

“Disability” shall mean permanent and total disability such that the natural person who is the holder of shares of Class B Common Stock is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which would reasonably be expected to result in death or which has lasted or would reasonably be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner. In the event of a dispute whether the natural person who is the holder of shares of Class B Common Stock has suffered a Disability, no Disability of the natural person who is the holder of shares of Class B Common Stock shall be deemed to have occurred unless and until an affirmative ruling regarding such Disability has been made by a court of competent jurisdiction, and such ruling has become final and nonappealable.

3.1.4 Transfers to Non-Affiliates. Any share of Class B Common Stock shall automatically convert into one (1) share of Class A Common Stock upon the Transfer (as defined below) of such share by the holder of such Class B Common Stock as of immediately prior to the Effective Time (or in the case of any share of Class B Common Stock issued following the Effective Time, by the holder of such Class B Common Stock as of the time of original issuance of such share) (any such holder, the “Operative Holder”) or by any of such Operative Holder’s Permitted Transferees (as defined below) to a natural person or entity other than (A) the holder of such share of Class B Common Stock on the date of initial issuance of such share by the Corporation (any such holder, the “Initial Holder”), (B) an Affiliate of such Initial Holder (each of (A) and (B), a “Permitted Transferee” of such Operative Holder) or (C) the Operative Holder; provided, however, that, with the prior consent of each of the three Founders, any Transfer by a Founder (or such Founder’s Affiliates) to one or more of the other Founders (or any such Founder’s Affiliates) shall not result in the automatic conversion of such Founder’s (or such Founder’s Affiliates’) shares of Class B Common Stock; provided further that following the death or Disability of any Founder, such Founder’s consent shall not be required for these purposes.

3

“Transfer” shall mean (i) the direct or indirect sale, transfer, pledge, assignment, gift, contribution, grant of a lien, or other disposal of any share of Class B Common Stock or any beneficial interest in such share or (ii) the deposit of any share of Class B Common Stock into a voting trust or entry into a voting agreement or arrangement with respect to any share of Class B Common Stock or the granting of any proxy or power of attorney with respect thereto. A “Transfer” will also be deemed to have occurred with respect to any share of Class B Common Stock beneficially held by an Operative Holder (or by any of such Operative Holder’s Permitted Transferees) if there is a transaction or other event such that the Operative Holder (or such Operative Holder’s Permitted Transferees, as the case may be) no longer retains sole dispositive power (as among the Operative Holder of such share of Class B Common Stock and such Operative Holder’s Permitted Transferees) and exclusive power to vote or direct the voting of such security, including by proxy, voting agreement or otherwise, in each case with respect to such share of Class B Common Stock. Notwithstanding the foregoing none of the following shall be considered a Transfer:

(A) the granting of a revocable proxy to an officer or director of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders or any other action of the stockholders permitted by this Restated Certificate of Incorporation;

(B) the pledge of shares of Class B Common Stock or granting a lien with respect thereto by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction with a financial institution for so long as such stockholder continues to exercise voting control over such shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer;

(C) the entering into, or reaching an agreement, arrangement or understanding regarding, a support, voting, tender or similar agreement or arrangement (with or without a proxy) in connection with a merger, asset transfer, asset acquisition or similar transaction approved by the Board of Directors;

(D) the entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee where the holder entering into the plan retains all voting control over the shares; provided, however, that a Transfer of such shares of Class B Common Stock by such broker or other nominee shall constitute a “Transfer” at the time of such Transfer;

(E) (i) the entering into or amending a voting trust, agreement or arrangement (with or without granting a proxy) to which the Founders and/or the Founders’ Affiliates are a party and of which the Corporation is aware as of the Effective Time or (ii) the entering into or amending a voting trust, agreement or arrangement (with or without granting a proxy) between or among the Founders and/or the Founders’ Affiliates (with respect to clauses (i) and (ii), in the case of Founders’ Affiliates, so long as, as between the Founder and the Founder’s Affiliates, the Founder continues to hold exclusive voting control with respect to the applicable shares of Class B Common Stock);

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(F) the granting of a proxy by the Founder or the Founder’s Affiliates to a natural person or entity designated by the Founder or the Founder’s Affiliates and approved, in advance, by a majority of the Independent Directors then in office to exercise dispositive power and/or voting control of shares of Class B Common Stock owned directly or indirectly, beneficially and of record, by the Founder or the Founder’s Affiliates; and

(G) the entry into any legally binding contract or other arrangement providing for the Transfer of any share of Class B Common Stock during the period between (i) the entry into such contract or other arrangement and (ii) the settlement of such Transfer; provided that (x) such settlement period not exceed 180 days (or such longer period approved by the Independent Directors) and (y) the settlement of such Transfer, if such settlement occurs, occurs within such 180-day settlement period (or such longer period as may be approved by the Independent Directors).

“Affiliate” shall mean, (i) in the case of a holder who is a natural person or an entity held solely by a natural person or a trust created by a natural person, (A) (I) such natural person and (II) any spouse, registered domestic partner, descendant (including any adopted descendant), parent, parent of the spouse or domestic partner of such natural person or any lineal descendants of any of the foregoing (including any adopted descendant) (each a “Family Member” and, more than one such Family Member, “Family Members”), (B) any custodian, trustee (including a trustee of a voting trust), executor or other fiduciary for the account of (I) such natural person or any one or more Family Members of such natural person or (II) any trust contemplated by clause (C), (C) any trust of which such natural person and/or any one or more Family Members of such natural person and/or any organization that is tax-exempt under Section 501(c)(3) of the Internal Revenue Code are current beneficiaries, (D) an entity in which all of the beneficial and economic interests are held, directly or indirectly, by any one or more of such natural person, any one or more Family Members of such natural person, or any natural person, entity, or trust referred to in clause (B) or (C), or (E) an organization that is tax-exempt under Section 501(c)(3) of the Internal Revenue Code so long as the transfer, assignment, sale or other disposition to such organization does not involve any payment of cash, securities, property or other consideration to such natural person; provided that, in the case of each of clauses (A), (B), (C), (D) and (E), such natural person holds exclusive voting control with respect to such shares of Class B common stock; (ii) in the case of an institutional, private equity, hedge, venture capital or other private investment fund, any partner, limited partner, retired partner, member or retired member of such holder, any affiliated fund, any fund which is controlled by or under common control with one or more general partners of such holder, any fund that is managed and governed by the same management company as such holder, any fund that controls such holder or any fund that is controlled by, under common control with, managed or advised by the same management company or registered investment advisor that controls, is under common control with, manages or advises the fund that controls such holder; and (iii) in the case of a mutual fund, pension fund, other pooled investment vehicle or an institutional client, to another mutual fund, pension fund, other pooled investment vehicle or an institutional client in connection with a merger, fund reorganization or otherwise for regulatory or fund management purposes.

“Founder” shall mean any of Brian Chesky, Nathan Blecharczyk and Joseph Gebbia, each as a natural living person, and “Founders” shall mean all of them.

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“Independent Directors” means members of the Board of Directors that are not a Founder or an officer or other employee of the Corporation or its subsidiaries (provided that a director shall not be considered an officer or employee of the Corporation solely due to such director’s position as a member of the Board of Directors or the board of directors or similar governing body of one or more subsidiaries of the Corporation).

3.1.5 Mechanics of Conversion. In the event of an optional conversion pursuant to Section 3.1.1, before any holder of Class B Common Stock shall be entitled voluntarily to convert the same into shares of Class A Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid. Such optional conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Class B Common Stock to be converted, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock on such date. If the conversion is in connection with the automatic conversion provisions set forth in Section 3.1.2, Section 3.1.3 or Section 3.1.4, such conversion shall be deemed to have been made (i) in the case of Section 3.1.2, at the Class B Mandatory Conversion Time, (ii) in the case of Section 3.1.3, at 5:00 p.m. New York City time on the nine (9) month anniversary of the of death or Disability of the applicable Founder, or (iii) in the case of Section 3.1.4, on the applicable date of Transfer, the persons entitled to receive shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Class A Common Stock as of the applicable date, and, until presented for transfer, certificates previously evidencing shares of Class B Common Stock shall represent the number of shares of Class A Common Stock into which such shares were automatically converted. Shares of Class B Common Stock converted pursuant to Section 3.1.1, Section 3.1.2, Section 3.1.3 or Section 3.1.4 shall be automatically retired and cancelled and may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class B Common Stock accordingly.

3.1.6 Policies and Procedures. The Board of Directors, or a committee thereof, may, from time to time, establish such policies and procedures, not in violation of applicable law or this Restated Certificate of Incorporation, relating to the conversion of shares of Class B Common Stock into shares of Class A Common Stock as it may deem necessary or advisable. The Corporation may, from time to time, require that a holder of shares of Class B Common Stock furnish affidavits or other proof to the Corporation as it deems necessary to verify the ownership of shares of Class B Common Stock and to confirm that a conversion to shares of Class A Common Stock has not occurred. In addition, the Corporation may, from time to time, require that any Founder furnish affidavits or other proof to the Corporation as it deems reasonably necessary to verify such Founder’s (or such Founder’s Affiliates’) ownership of shares of Class B Common Stock, including as of the Effective Time. Without limiting the discretion of the Board of Directors (or a committee of the Board of Directors), the Board of Directors (or such committee)

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may determine (and such determination shall be conclusive) that a holder of shares of Class B Common Stock has failed to furnish sufficient evidence to the Corporation (in the manner and time frame provided in the request) to enable the Corporation to determine that no conversion of shares of Class B Common Stock into shares of Class A Common Stock in accordance with this Section 3.1 has occurred with respect to such holder of shares of Class B Common Stock (and its Affiliates), and therefore such shares of Class B Common Stock, to the extent not previously converted, shall be converted into shares of Class A Common Stock and such conversion shall thereupon be registered on the books and records of the Corporation. A determination by the Board of Directors (or such committee of the Board of Directors), acting reasonably and in good faith, that shares of Class B Common Stock have been converted into shares of Class A Common Stock pursuant to this Article Third shall be conclusive.

3.1.7 No Further Issuance. Except for the issuance of shares of Class B Common Stock issuable in respect of Rights outstanding immediately prior to the Effective Time, a dividend payable in accordance with Section 6 of Article Fourth, or a reclassification, subdivision or combination in accordance with Section 8 of Article Fourth, the Corporation shall not at any time after the Effective Time issue any additional shares of Class B Common Stock.

“Rights” means any option, warrant, restricted stock unit, restricted stock award, performance stock award, phantom stock, equity award, conversion right or contractual right of any kind to acquire or obligation of the Corporation to issue shares of the Corporation’s authorized but unissued capital stock.

3.2 Conversion of Class H Common Stock.

3.2.1 Automatic Conversion. Upon the transfer, assignment, sale or other disposition of Class H Common Stock to a person that is not a Subsidiary (as defined below) of the Corporation, each share of Class H Common Stock so transferred, assigned, sold or otherwise disposed of shall automatically convert into one (1) share of Class A Common Stock. A “Subsidiary” of any person shall mean (i) a corporation more than 50% of the combined voting power of the outstanding capital stock then empowered to vote generally for the election of directors (or persons performing similar functions) of which is owned, directly or indirectly, by such person or by one or more other Subsidiaries of such person or by such person and one or more Subsidiaries thereof, or (ii) any other person (other than a corporation) in which such person, or one or more other Subsidiaries of such person or such person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

3.2.2 Mechanics of Conversion. Upon the occurrence of an automatic conversion of the Class H Common Stock pursuant to Section 3.2.1, such conversion shall be deemed to have been made on the applicable date of Transfer of the Class H Common Stock, the persons entitled to receive shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Class A Common Stock as of the applicable date, and, until presented for transfer, certificates previously evidencing shares of Class H Common Stock shall represent the number of shares of Class A Common Stock into which such shares were automatically converted. Shares of Class H Common Stock converted pursuant to Section 3.2.1 shall be automatically retired and cancelled and may not be reissued, and the

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Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class H Common Stock accordingly.

4. Notices. Except as otherwise provided herein, any notice required or permitted by the provisions of this Part A of Article Fourth to be given to a holder of shares of Common Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation for such holder, given by the holder to the Corporation for the purpose of notice or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission. If no such address appears or is given, notice shall be deemed given at the place where the principal executive office of the Corporation is located.

5. Redemption. The Common Stock is not redeemable at the option of the holder thereof and the Corporation shall have no obligation to redeem the Common Stock; provided, however, that the Corporation may at any time or from time to time redeem out of funds legally available therefor, at a redemption price per share equal to the par value of the share of Class H Common Stock being redeemed, any outstanding share of Class H Common Stock on the terms and conditions set forth in the notice of redemption delivered to the holder of Class H Common Stock by the Corporation.

6. Dividends. Subject to the rights, powers and preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the holders of each series of Common Stock shall be entitled to receive, on a per share basis, the same form and amount of dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to shares of any other series of Common Stock out of assets or funds of the Corporation legally available therefor; provided, however, that in the event that such dividend is paid in the form of shares of a series of Common Stock that differs from the series of Common Stock held by any holder or rights to acquire a series of Common Stock that differs from a series of Common Stock held by any holder, as applicable, such holder shall receive the series of Common Stock or rights to acquire the series of Common Stock corresponding to the series of Common Stock held by such holder, as the case may be.

7. Liquidation, Dissolution, etc. In the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of each series of Common Stock shall be entitled to share equally, on a per share basis, in all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock.

8. Subdivision or Combination. If the Corporation in any manner subdivides, combines or reclassifies the outstanding shares of Class A Common Stock, Class B Common Stock, Class C Common Stock or Class H Common Stock, the outstanding shares of the other such series shall, concurrently therewith, be subdivided, combined or reclassified in the same proportion and manner such that the same proportionate equity ownership between the holders of outstanding Class A Common Stock, Class B Common Stock, Class C Common Stock and Class H Common Stock on the record date for such subdivision, combination or reclassification is preserved, unless different treatment of the shares of each such series is approved by (i) the holders of a majority of the outstanding Class A Common Stock, (ii) the holders of a majority of the outstanding Class B

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Common Stock, (iii) the holders of a majority of the outstanding Class C Common Stock, and (iv) the holders of a majority of the outstanding Class H Common Stock, each of (i) through (iv) voting as separate series.

9. Treatment in a Merger. The consideration received per share by the holders of each series of Common Stock in any merger, consolidation, reorganization or other business combination shall be identical; provided, however, that if (i) such consideration consists, in whole or in part, of shares of capital stock of, or other equity interests in, the Corporation or any other corporation, partnership, limited liability company or other entity, and (ii) the powers, designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions of shares of capital stock or other equity interests received in respect of the shares of Class A Common Stock, Class B Common Stock, Class C Common Stock and Class H Common Stock differ solely to the extent that the powers, designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions of the Class A Common Stock, the Class B Common Stock, the Class C Common Stock and Class H Common Stock differ as described in this Article Fourth, then the powers, designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions of such shares of capital stock or other equity interests may differ to the extent that the powers, designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions of the Class A Common Stock, the Class B Common Stock, the Class C Common Stock and the Class H Common Stock differ as provided herein (including, without limitation, with respect to the voting rights and conversion provisions hereof); and provided further, that, if the holders of any series of Common Stock are granted the right to elect to receive one of two or more alternative forms of consideration, the foregoing provisions shall be deemed satisfied if holders of the other series of Common Stock are granted corresponding election rights.

10. Equal Status. Except as expressly provided in this Article Fourth, each of the Class A Common Stock, the Class B Common Stock, the Class C Common Stock and the Class H Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters.

B.	PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated in the resolution or resolutions providing for the establishment of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Authority is hereby expressly granted to the Board of Directors of the Corporation to issue, from time to time, shares of Preferred Stock in one or more series, and, in connection with the establishment of any such series, by resolution or resolutions to determine and fix the designation of and the number of shares comprising such series, and such voting powers, full or limited, or no voting powers, and such other powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated in such resolution or resolutions, all to the fullest extent permitted by the General Corporation Law. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally

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with or be junior to the Preferred Stock of any other series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may be different from those of any and all other series at any time outstanding. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any series of Preferred Stock, no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Restated Certificate of Incorporation. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock entitled to vote thereon) the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

1. Powers of the Board. In addition to the powers and authority expressly conferred upon them by applicable law or by this Restated Certificate of Incorporation or the Bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

2. Classification of the Board. Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series and except as otherwise required by applicable law, the directors shall be divided into three classes, designated as Class I, Class II and Class III, as nearly equal in number as possible. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the Effective Time, Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Effective Time and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Effective Time. At each annual meeting of stockholders commencing with the first annual meeting of stockholders following the Effective Time, the directors of the class to be elected at each annual meeting of stockholders shall be elected for a three-year term. If the total number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class, in accordance with Section 5 of Article Fifth, shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the total number of directors remove or shorten the term of any incumbent director. Notwithstanding the foregoing provisions of this Section 2 of Article Fifth, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, disqualification, retirement, or removal.

3. Number of Directors. Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock with respect to any directors

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elected (or to be elected) by the holders of such series and except as otherwise required by applicable law, the total number of authorized directors constituting the Board of Directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by the Board of Directors.

4. Removal of Directors. Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series and except as otherwise required by applicable law, the Board of Directors or any individual director may be removed from office at any time only for cause by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors.

5. Vacancies and Newly Created Directorships. Except as may be provided in a resolution or resolutions providing for any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series and except as otherwise required by applicable law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified or until such director’s death, resignation, disqualification, retirement, or removal.

6. Bylaws. Subject to any additional vote required by this Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend or rescind the Bylaws of the Corporation. The affirmative vote of at least a majority of the Board of Directors then in office shall be required in order for the Board of Directors to adopt, repeal, alter, amend or rescind the Corporation’s Bylaws. The stockholders shall also have power to adopt, repeal, alter, amend or rescind the Bylaws. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Restated Certificate of Incorporation (including any Preferred Stock outstanding at any time), such adoption, repeal, alteration, amendment or rescission of the Bylaws by the stockholders shall require the affirmative vote of the holders of at least sixty-six and two-third percent (66-2/3%) of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

7. Elections of Directors. Elections of directors need not be by ballot unless the Bylaws shall so provide.

SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

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SEVENTH: Except as otherwise required by law, special meetings of the stockholders of the Corporation may be called only by (i) an officer of the Corporation pursuant to a resolution adopted by a majority of the Board of Directors then in office or (ii) the Chairperson of the Board of Directors.

EIGHTH: Subject to the rights of the holders of any series of Preferred Stock with respect to actions by the holders of shares of such series, from and after the Voting Threshold Date, (a) no action shall be taken by the stockholders of the Corporation except at a duly called annual or special meeting of stockholders and (b) no action shall be taken by the stockholders of the corporation by written consent. “Voting Threshold Date” shall mean shall mean 5:00 p.m. New York City time on the first day falling on or after the date on which the outstanding shares of Class B Common Stock represent less than 50 percent (50%) of the total voting power of the outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law. Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ELEVENTH: In addition to any other considerations which the Board of Directors, any committee thereof or any individual director lawfully may take into account in determining whether to take or refrain from taking corporate action on any matter, including making or declining to make any recommendation to the stockholders of the Corporation, the Board of Directors, any committee thereof or any individual director may, in his, her, or its discretion, consider the long-term as well as the short-term interests of the Corporation, taking into account and considering, as deemed appropriate, the effects of such action on the Corporation’s (a) stockholders and (b) other stakeholders, including hosts, guests, communities, and employees, in the case of (b), as may be identified or revised by the Board of Directors from time to time.

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Nothing in this Article Eleventh, elsewhere in this Restated Certificate of Incorporation or in any other governing document, policy or guideline adopted by the Corporation from time to time, shall (a) create any duty owed by any director to any person or entity to consider, or afford any particular weight to, any of the foregoing matters or to limit his or her consideration thereof or (b) other than as vested in the Corporation’s stockholders to the extent provided under applicable law, be construed as creating any rights against any director of the Corporation or the Corporation. This Article Eleventh shall be deemed to grant discretionary authority only, to the extent consistent with and permitted by law, and shall not be deemed to confer third-party beneficiary status on any person or entity.

TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, including without limitation a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim against the Corporation or any current or former director, officer, employee, agent or stockholder of the Corporation arising pursuant to any provision of the General Corporation Law or the Corporation’s Certificate of Incorporation or Bylaws or as to which the General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine.

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article.

Failure to enforce the foregoing provisions would cause the Corporation irreparable harm, and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.

THIRTEENTH: The Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Restated Certificate of Incorporation, or any provision of law that might otherwise permit a lesser vote or

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no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation, and, as applicable, such other approvals of the Board of Directors of the Corporation, as are required by law or by this Restated Certificate of Incorporation, (A) the affirmative vote of the holders of sixty-six and two-third percent (66-2/3%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision of this Restated Certificate of Incorporation inconsistent with, (i) Article Fifth, (ii) Article Seventh, (iii) Article Eighth or (iv) this clause (A) of Article Thirteenth, and (B) for so long as any shares of Class B Common Stock are outstanding, the affirmative vote of the holders at least eighty percent (80%) of the shares of Class B Common Stock outstanding at the time of such vote, voting as a separate series, shall be required to amend or repeal, or adopt any provision of this Restated Certificate of Incorporation inconsistent with, (i) Section 2.1 of Clause (A) of Article Fourth (only with respect to the number of votes for each share of Class B Common Stock held), (ii) Section 3.1 of Clause (A) of Article Fourth (with the exception of Section 3.1.6) or (iii) this clause (B) of Article Thirteenth.

*    *    *

3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4. That this Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this [ ● ] day of December, 2020.

By:
David E. Stephenson
Chief Financial Officer

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